SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.   )
  Filed by the Registrant  [ X ]

  Filed by a Party other than the Registrant  [  ]

  Check the appropriate box:

  [   ]  Preliminary Proxy Statement

  [   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-
         6(e)(2))

  [ X ]  Definitive Proxy Statement

  [   ]  Definitive Additional Materials

  [   ]  Soliciting Material Pursuant to Sections 240.14a-11(c) or Section
         240.14a-12

                             NATIONAL-STANDARD COMPANY

                 (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

  Payment of Filing Fee (Check the appropriate box):

  [ X]   No fee required

  [  ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

      1) Title of each class of securities to which transaction applies:


      2)         Aggregate number of securities to which transaction applies:


      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


      4)         Proposed maximum aggregate value of transaction:


      5)         Total fee paid:


  [  ]   Fee paid previously with preliminary materials

  [  ]   Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)         Amount Previously Paid:

      2)         Form, Schedule or Registration Statement No.:


      3)         Filing Party:


      4)         Date Filed:



             [Logo]

             NATIONAL-STANDARD


             Corporate Headquarters




  MICHAEL B. SAVITSKE

  President and
  Chief Executive
  Officer
                                             December 15, 1997


             Dear Shareholder:

             You are cordially invited to attend the Annual Meeting of Shareholders which will be held on Thursday, January 22, 1998, 9:30 AM (local time) at the Windsor Park Conference Center, located at 4020 Edison Lakes Parkway, Mishawaka, Indiana.

             The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. In addition, we will report on the 1998 outlook for the Company, and shareholders will have the opportunity to ask questions and meet our officers, directors and auditors present at the meeting.

             We are pleased by our shareholders' continued interest in National-Standard and appreciate that in the past, so many of you have voted your shares in person or by proxy; we hope that you will continue to do so and urge you to return your proxy card promptly. In this way, you can be sure your shares will be voted at the meeting.


                            Sincerely,

                            /s/ M. B. Savitske



                             NATIONAL-STANDARD COMPANY
                                1618 TERMINAL ROAD
                              NILES, MICHIGAN  49120
                                  _______________


                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JANUARY 22, 1998

                                  _______________


      NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of NATIONAL-STANDARD COMPANY will be held at the Windsor Park Conference Center, located at 4020 Edison Lakes Parkway, Mishawaka, Indiana, on Thursday, the 22nd day of January, 1998 at 9:30 AM (EST) for the following purposes:

      (1)      To elect three directors to serve three years;
      (2) To allocate an additional 450,000 shares of the Company's Common Stock for future grants under the 1993 National-Standard Stock Option Plan;
      (3) To grant to all employees employed on December 31, 1997 an option to purchase five hundred (500) shares of National-Standard Common Stock at the closing price the day this proposal is approved.
      (4) To consider any other matters which may properly come before the meeting or any adjournment thereof.

     Accompanying this notice of annual meeting is a form of proxy, a proxy statement, and a copy of the Company's Annual Report for the fiscal year ending September 30, 1997, all to be mailed on or about December 15, 1997.

     The stock transfer books of the Company will not be closed, but only shareholders of record as of the close of business on December 1, 1997 will be entitled to notice of and to vote at the meeting.

                                        By Order of the Board of Directors,

                                        /s/ Timothy C. Wright
                                        T. C. Wright
                                        Secretary
  Niles, Michigan
  December 15, 1997

                                     IMPORTANT
  WHETHER YOU OWN FEW OR MANY SHARES, IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. THEREFORE, PLEASE FILL IN, DATE, SIGN THE ENCLOSED PROXY, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO STAMP NECESSARY IF MAILED IN THE UNITED STATES.


                             NATIONAL-STANDARD COMPANY
                                  NILES, MICHIGAN
                                 ________________
                                  PROXY STATEMENT
                 ANNUAL MEETING OF SHAREHOLDERS, JANUARY 22, 1998

      This Proxy Statement is furnished by the Board of Directors (the "Board") of National-Standard Company (the "Company"), in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, January 22, 1998 and at any adjournment thereof. Mailing of the proxy material will begin on or about December 15, 1997. Shareholders of record as of December 1, 1997 of the Company's Common Stock will be entitled to one vote for each share held on all matters to come before the meeting.

      On December 1, 1997, there were outstanding 5,223,968 shares of Common Stock; no other securities are entitled to vote at the meeting.

            STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Set forth in the following table are the beneficial holdings on December 1, 1997 of each person known by the Company to own beneficially more than 5% of its Common Stock, executive officers named in the Summary Compensation Table and all executive officers and directors as a group.

    BENEFICIAL OWNER OR                                        NUMBER OF SHARES OF
       MANAGEMENT                                       COMMON STOCK OWNED BENEFICIALLY                   % OF CLASS (6)
    National-Standard Company
    Master Investment Trust                                                           1,475,079  (1)      28.2
    c/o First Trust Illinois
    410 North Michigan Avenue
    Chicago, Illinois  60611
    National-Standard Company                                                           660,215  (2)      12.6
    Employees' Stock Savings Trust
    c/o Key Trust Company of Indiana, N.A.
    101 South Main Street
    Elkhart, Indiana  46516
    Dimensional Fund Advisors, Inc.                                                     273,500  (3)      5.2
    1299 Ocean Avenue, Suite 650
    Santa Monica, California  90401
    The Killen Group, Inc.                                                              581,477  (4)      11.1
    1189 Lancaster Avenue
    Berwyn, Pennsylvania  19312
    Michael B. Savitske                                                                 150,769  (5)      2.9
    David M. Baldwin                                                                     18,694  (5)      -
    William D. Grafer                                                                    80,192  (5)      1.5
    David L. Lawrence                                                                    36,233  (5)      -
    Timothy C. Wright                                                                     7,858  (5)      -
    Executive Officers and
    Directors as a Group                                                                338,646  (5)      6.5

                                                            ____________

  (1) First Trust Illinois has informed the Company that it held, as of December 1, 1997, such shares of the Company's Common Stock as Trustee under the Company's Master Investment Trust. Under the terms of the Trust, the Company's Investment Committee directs the Trustee with respect to disposition and voting of such shares.

  (2) Key Trust has advised the Company that it held, as of December 1, 1997, such shares as Trustee under the Company's Employees' Stock Savings
       Plan. Under terms of the Trust, the shares held therein are voted by the Trustee in the same proportion as the voting instructions received from the Plan's participants.

  (3) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 273,500 shares of the Company's Common Stock as of September 30, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc. (the
       "Fund"), a registered open-end investment company, or in series of the DFA Investment Trust Company (the "Trust"), a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional has sole dispositive power for all 273,500 shares and sole voting power for 162,400 of those shares. Persons who are officers of Dimensional also serve as officers of the Fund and the Trust, each an open-end management investment company registered under the Investment Company Act of 1940. In their capacity as officers of the Fund and the Trust, these persons vote
       96,500 additional shares which are owned by the Fund and 14,600 shares which are owned by the Trust.

  (4)  The Killen Group, Inc. ("Killen"), has accumulated 581,477 shares of the
       Company's Common Stock as of December 1, 1997. Killen has accumulated these shares for investment purposes and does not exert voting control over the majority of these shares. Killen does have the power to increase or decrease this investment position.

  (5) Shares shown as beneficially owned include shares held in trust under the Employees' Stock Savings Plan and shares which may be acquired within 60 days of December 1, 1997 through the exercise of stock options under the National-Standard Stock Option Plan and the National-Standard
       Company Stock Option Plan for Nonemployee Directors.

  (6)  Less than 1% unless otherwise indicated.

                        ELECTION OF DIRECTORS (PROPOSAL 1)

      The Board of Directors is composed of eight members divided into two classes of three members each and one class of two members, with one class being elected in each year to serve a three-year term, all as provided in the Certificate of Incorporation and the Bylaws. Unless otherwise specified, proxies will be voted to elect Mr. David F. Craigmile, Mr. Ranko Cucuz, and Mr. Donald F. Walter for three-year terms.

      If any nominee should not be able to serve (which management has no reason to anticipate), the proxies will be voted for such person as shall be designated as a replacement by the Board of Directors. Information relative to the nominees for election and directors continuing in office is set forth in the following table. No nominee or director owns more than one percent of the Company's Common Stock.

                                                                                                COMMON  STOCK
                                                                                            YEAR FIRST    OWNED BENE-
                                    PRINCIPAL OCCUPATION AND                                  BECAME      FICIALLY AS OF
              NAME     AGE              OTHER INFORMATION                                   A DIRECTOR    DEC. 1, 1997 (1)
    NOMINEES TO SERVE UNTIL THE ANNUAL MEETING IN 2001:
    David F. Craigmile      69    Executive Committee member, The Lincoln Foundation for       1989       3,150
                                  Business Excellence; Director, Elkay Manufacturing Company;
                                  formerly President, Elkay Manufacturing Company
                                  (plumbing and drinking water products), 1985 to 1994.
    Ranko Cucuz             53    Chairman and Chief Executive Officer of Hayes Wheels         1997       0
                                  International (automobile industry supplier).
    Donald F. Walter        65    Financial Consultant, Walter & Keenan Financial Consulting   1983    2,800(2)
                                  Co.; Director, MetroBanCorp., CerProbe Corp.

    DIRECTORS CONTINUING TO SERVE UNTIL THE ANNUAL MEETING IN 2000:
    Michael B. Savitske     56    President and Chief Executive Officer of the Company;        1989    10,769(3)
                                  Director, Protection Mutual Insurance Co.

    Charles E. Schroeder    62    President, Miami Corporation (a private investment           1973    10,050 (4)
                                  company).

                                                                                                       COMMON  STOCK
                                                                                         YEAR FIRST    OWNED BENE-
                            PRINCIPAL OCCUPATION AND                                         BECAME    FICIALLY AS OF
              NAME    AGE   OTHER INFORMATION                                            A DIRECTOR    DEC. 1, 1997 (1)
    DIRECTORS CONTINUING TO SERVE UNTIL THE ANNUAL MEETING IN 1999:
    Harold G. Bernthal      69    Chairman, CroBern, Inc. (health care management and          1986    12,200
                                  investment company); Director, Butler Manufacturing
                                  Company, Nalco Chemical Company.

    John E. Guth, Jr.       69    Chairman of the Board of the Company since July 1989;        1972    8,700
                                  previously President and Chief Executive Officer of S.R.A.,
                                  Inc. (education publications).

    Ernest J. Nagy          67    Chairman, Tri Star Distributing, Inc. (distributor of electronic 1986   8,000(5)
                                  components for the recreational vehicle industry); previously
                                  Chairman, Sudler, Nagy, Inc. (real estate management and
                                  investments), 1992 to 1995.

  (1) Includes in some cases shares held in fiduciary capacity or by wives, children or relatives. The inclusion of these shares is not an admission of beneficial ownership for any other purpose.
              Each nominee or director has sole voting and investment power over the shares shown as beneficially owned except as noted in footnotes (2) and (4) below and except for shares held in the Employees' Stock Savings Plan, as to which they have sole voting but no investment power. Also, shares shown as beneficially owned include 2,000 shares for each nonemployee director that may be acquired within 60 days of December 1, 1997, through the exercise of stock options under the National-Standard Company
              Stock Option Plan for Nonemployee Directors.

  (2)         Not included are 5,000 shares owned by the Edward and Irma Hunter
              Foundation, on which board Mr. Walter serves as trustee and shares voting and investment power with other trustees. Mr.
              Walter disclaims beneficial ownership of such shares.

  (3) Shares shown as beneficially owned include 10,369 shares held in trust under the Employees' Stock Savings Plan but do not include
              140,000 shares which may be acquired within 60 days of December
              1, 1997 through the exercise of stock options under the National-
              Standard Stock Option Plan.

  (4) Includes 5,831 shares voted by Mr. Schroeder as trustee of certain family trusts. The inclusion of these shares is not an admission of beneficial ownership for any other purpose.

  (5)         Includes 1,000 shares owned through JNS Realty partnership.


  The affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Annual Meeting is required for the election of directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE THREE NOMINEES TO SERVE UNTIL THE ANNUAL MEETING IN 2001 (PROPOSAL 1).


                    ORGANIZATION AND REMUNERATION OF THE BOARD

  The Board of Directors has a standing Audit Committee, a Compensation/Nominating Committee, and an Executive Committee.

  The Audit Committee, composed of nonemployee directors, oversees the audit of the corporate accounts through independent public accountants whom it recommends for selection by the Board of Directors. The Committee reviews the scope of the audit with such accountants and their related fees. The Committee held three meetings during the 1997 fiscal year. The members of the Committee are Mr. Bernthal, Chairman, Mr. Nagy, and Mr. Schroeder.

      The Compensation/Nominating Committee, composed of nonemployee directors, reviews and recommends executive and director compensation, including bonus payments to elected corporate officers. It also has as its stated purpose to develop, establish and recommend to the Board criteria for the nomination and tenure of the directors and to submit for approval of the Board nominees for election as directors at each annual meeting of shareholders and for any vacancy that may occur on the Board. The Committee may consider nominees recommended by shareholders or anyone else, or, in its discretion, may limit its consideration to nominees selected by the Committee. Any shareholder wishing to recommend a nominee may forward such recommendation to the Compensation/Nominating Committee, c/o the Secretary of the Company. The Committee members communicate with each other from time to time in person and by telephone and act on matters by either a formal meeting or by unanimous written consent. The Committee held four meetings during the 1997 fiscal year. The members of the Committee are Mr. Walter, Chairman, Mr. Craigmile, Mr. Guth, and Mr. Schroeder.

      The Executive Committee has, during the interval between regular meetings of the Board of Directors, the authority to exercise all the powers of the Board which may be legally delegated to it in the management and direction of the business and affairs of the Company. The Committee held five meetings during the 1997 fiscal year. The members of the Committee are Mr. Craigmile, Chairman, Mr. Guth, and Mr. Savitske.

      The Company's Board of Directors held seven meetings during the 1997 fiscal year. All directors were present for 75% or more of the total number of meetings of the Board and its Committees.

      Directors who are employees of the Company receive no additional compensation for service on the Board. Directors who are not employees of the Company each receive an annual retainer of $16,000 (the Chairman's retainer is $40,000), plus a fee of $800 for each Board or Committee meeting attended and $250 for each subsequent meeting attended in the same day. All directors are reimbursed out-of-pocket expenses in attending Board or Committee meetings; directors, as such, do not participate in any Executive Compensation Plans.

      Under the Company's Directors' Retirement Income Plan, a nonemployee director is entitled to receive an annual retirement benefit, paid quarterly, equal to the annual retainer payable to such director during his last full year on the Board. Such director's normal retirement date is the later of age 70 or the end of any term of service on the Board in which he attains age
  70. No director whose appointed or elected service on the Board is less than five years will be entitled to a retirement benefit. Such amount is payable over a period as measured by the shortest of:

      (a)  life, or

      (b)  years of service on the Board as computed in full quarters, or

      (c)  10 years.

      The above benefits are payable only to the retired director. In the event of death while on the Board, a death benefit equal to a full year's retainer fee will be paid to such director's designated beneficiary. Effective November 20, 1996, this plan will no longer be offered to new directors.

      Current and new nonemployee directors participate in the Stock Option Plan for Nonemployee Directors ("Directors' Plan"), which was approved at last year's Annual Meeting of Shareholders. Under this Directors' Plan, an initial grant of 12,000 option shares at an option price of $8.50 was made January 24, 1997, and each person who becomes or remains a nonemployee director after the date of the 1997 Annual Meeting of Shareholders will be granted an option to purchase 2,000 shares of Common Stock on the first business day after the date of each next succeeding Annual Meeting of Shareholders.

      The option price for each option granted to nonemployee directors shall be 100% of the fair market value of the shares subject to option on the date of option grant. The option term shall be ten years. The period of exercise following death shall be one year. In the event of any other termination of service on the Board, each option shall be exercisable for the lesser of three years or the balance of its ten-year term.

                     1993 NATIONAL-STANDARD STOCK OPTION PLAN
                   ALLOCATION OF ADDITIONAL SHARES (PROPOSAL 2)
                                    BACKGROUND

      In 1993, the Company's shareholders approved the National-Standard Stock Option Plan (the "1993 Plan"). The purpose of the 1993 Plan was to encourage stock ownership by certain management employees of the Company so that they could acquire a proprietary interest in the success of the Company. Additionally, the 1993 Plan was intended to provide an incentive for maximum effort by such employees in the successful operation of the Company, to encourage such employees to remain in the Company's employ and to tie compensation of key management employees more closely with the performance of the Company's Common Stock. The 1993 Plan had an initial allocation of 450,000 shares of the Company's Common Stock. Since the inception of the 1993 Plan, 28 employees have participated through the award of options for 450,000 shares of Company Common Stock, leaving no shares available for future grants. The Board of Directors proposes that an additional 450,000 shares of the Company's Common Stock, either newly issued or treasury shares, be allocated to the 1993 Plan.

      The affirmative vote of holders of a majority of the shares of Common Stock represented at the Annual Meeting is required for approval of this Proposal 2.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADDITIONAL ALLOCATION OF 450,000 SHARES TO THE 1993 PLAN (PROPOSAL 2).


                         SHAREHOLDER PROPOSAL (PROPOSAL 3)
                                    BACKGROUND

      The following proposal has been submitted by a shareholder for consideration and action at the Annual Meeting:
  "National-Standard Company shareholders recommend that all employees who were employed on December 31, 1997, be granted an option to purchase five hundred
  (500) shares at the closing price the day this is approved. The option shall be for one to five years after date of grant. These options shall have the same other conditions that currently apply to employee options."


                               COMMENT OF PROPONENT

      "Should stock options be available only to executives or all employees? You decide."

      The affirmative vote of holders of a majority of the shares of Common Stock represented at the Annual Meeting is required for approval of this Proposal 3. The Proponent of this Proposal 3 holds 200 shares of Common Stock of the Company. The Company will, upon written request made to the Secretary of the Company at the address shown on the cover of this Proxy Statement, furnish the name and address of the Proponent of this Proposal.

                   OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

      FOR THE FOLLOWING REASONS THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. Most National-Standard employees already have the opportunity to acquire Company stock through the Company's existing Employee Stock Savings Plan ("ESSP"). Under the ESSP, participating employees can elect to invest their own before-tax or after-tax contributions in Company Common Stock. Additionally, the Company makes a regular matching contribution equal to fifty percent of the first six percent of the contributions made by each participant. This matching contribution is made in the form of Company Common Stock. During 1997, ESSP matching contributions given to participating National-Standard employees totaled approximately 64,000 shares of the Company's Common Stock. The Board of Directors believes that this Proposal is unwarranted as the ESSP is more favorable to employees, because no payment for the shares received as a matching contribution is required (as would be the case upon exercise of options) and employees have the option of investing their own money in shares using before-tax dollars, and the shares are credited directly to the employees' ESSP accounts without the administrative burden and delay associated with the execution of options.

      Additionally, the Company's total compensation program for its executives includes the granting of stock options. Stock options have not heretofore been considered as part of the compensation program for all other employees. Further, the granting of executive stock options is discretionary with the Compensation/Nominating Committee, and the options are only approved, if at all, as part of the executives' annual performance review. The Board of Directors believes that it is more practical and efficient for such matters to be decided by the Company's management with the review and approval of the Board, rather than by the shareholders. In this instance, Proposal 3 would result in the immediate grant of options covering some 550,000 shares, or approximately 10%, of the Company's outstanding Common Stock, a significantly larger number than has been granted over the last four years under the Company's 1993 Stock Option Plan.

      Finally, the Proposal would impose significant additional costs and administrative burdens on the Company. The Company estimates that it could cost as much as $25,000 to establish the Proposal's option program and could require significant amounts of personnel time to administer it.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL (PROPOSAL
  3).


        COMPENSATION/NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      This report by the Compensation/Nominating Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

                              FISCAL 1997 PERFORMANCE

      In fiscal 1997, the Company's management continued to pursue the long-term goals of meeting customers' delivery and quality expectations 100% of the time and improving operating margins by five points. Progress was made in all of these areas, although not to the extent we had expected. During the year, the Company restructured operations in the United Kingdom. This action to eliminate that operation's ongoing losses resulted in a nonrecurring charge to earnings of $9.9 million, as discussed in the Company's annual report. Net income without this charge would have been $860,000, and operating profit would have been $5.2 million. The third consecutive year of operating profit compared to prior year losses is indicative of management's commitment to continuous improvement and of the level of success achieved in developing, implementing, and adhering to a sound, long-term strategic plan.

      The Committee believes that the Company is positioned for continued improved profitability in 1998 and beyond.

      The Company's compensation program for officers is based on two objectives:

      (1)   Attract and retain qualified, talented and effective executives.

      (2) Motivate those executives to maximize profits and returns to shareholders.

      To that end, the Company's executive compensation program has the following components:

      BASE SALARIES are currently targeted at approximately the 50th percentile (median) for similar-size manufacturing companies. Base salaries for most officers are at median competitive levels, based on surveys of similar-size manufacturing companies.

      ANNUAL INCENTIVE COMPENSATION opportunities are currently targeted to be below median competitive levels for similar-size manufacturing companies. Incentive awards can vary significantly, depending primarily on Company net income. No incentive awards are made if the Company does not generate a profit. Consequently, no incentive awards had been paid to officers for several years prior to 1995, when an award was earned. There were no incentive awards resulting from the 1996 or 1997 performance, as noted elsewhere in this statement.

      LONG-TERM INCENTIVE opportunities are now targeted at or below median competitive levels for similar-size manufacturing companies and are based solely on the Company's long-term stock performance. After several years with no long-term incentives, the Board voted and the shareholders approved the adoption of a stock option plan in 1993. Stock option grants were made to certain but not all executives in 1993, 1995, 1996, and to all executives in 1997.


                                   1997 ACTIONS

      Subsequent to the 1992 fiscal year end, the Board conducted a thorough review of the entire executive compensation program. This review was updated during 1995, and annually thereafter. It included a careful analysis of the executive pay levels and incentive opportunities relative to the market.
  This analysis resulted in the aforementioned stock option plan and an annual incentive plan that is based on achieving net income and reaching certain levels of performance toward goals established annually by the Board of Directors.

      While the Company generated positive operating profit, 1997 profit plan objectives were not fully met, and thus there was no incentive award granted. The performance graph on page 12, although not an absolute determinant, is another indicator of the improvements and progress made by the Company over the course of the last few years. Taking all of this into account, the Board granted salary increases to all officers during the year.

      The 1997 actions are in keeping with the compensation philosophy stated above.


                    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

      The compensation package of Mr. M. B. Savitske consists of the same elements as for the other officers named in the Summary Compensation Table, specifically an annual base salary, participation in the annual incentive plan, and participation in the National-Standard Stock Option Plan.

      During 1997, Mr. Savitske's base salary was increased 10.5% to $315,000. Based upon the executive compensation review work of this committee, Mr. Savitske's base salary remains below the position's median for similar-sized manufacturing companies.

      Mr. Savitske received no annual incentive award related to 1997 performance.

                                    Compensation/Nominating Committee:
                                      Donald F. Walter, Chairman
                                      David F. Craigmile
                                      John E. Guth, Jr.
                                      Charles E. Schroeder


                            SUMMARY COMPENSATION TABLE


                                                                             LONG-TERM
                                                                                        ANNUAL COMPENSATION   COMPENSATION AWARDS
               (A)              (B)     (C)        (D)          (E)             (G)             (I)
                                                          OTHER ANNUAL        OPTIONS        ALL OTHER
   NAME AND PRINCIPAL POSITION YEAR    SALARY     BONUS  COMPENSATION (1)       (#)       COMPENSATION (2)

    Michael B. Savitske        1997  $307,500    $    0    $2,794                10,000       $4,750
       President and           1996   276,250         0       803                     -        4,500
       Chief Executive Officer 1995   243,750   102,375       550                20,000        4,620

    William D. Grafer          1997   174,750         0       829                10,000        5,243
       Vice President, Finance 1996   161,250         0       571                     -        4,838
                               1995   146,625    51,319       500                15,000        4,399

    David M. Baldwin           1997   169,875         0     3,660                 5,000        5,096
      Vice President,          1996   138,750         0         0                 5,000        1,650
      Wire Division            1995         0         0         0                     -            0

    David L. Lawrence          1997   108,000         0         0                 5,000        3,240
       Treasurer, Assistant    1996   100,425         0         0                     -        3,012
        Secretary              1995    97,150    32,953         0                 7,500        2,825

    Timothy C. Wright          1997   113,375         0         0                 5,000        4,750
      Secretary, General Counsel                               1996    36,667         0         0                     -            0
                               1995         0         0         0                     -            0

  (1)  Amounts reimbursed during the fiscal year for payment of taxes.
  (2)  Amounts are Company-matching contributions to the Employees' Stock
       Savings Plan.



                         OPTION GRANTS IN LAST FISCAL YEAR

                                                                               POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED
                                                                              ANNUAL RATES OF STOCK
                                                                                PRICE APPRECIATION
                                    INDIVIDUAL GRANTS                             FOR OPTION TERM
               (a)         (b)          (c)          (d)         (e)                 (f)      (g)
                                     % OF TOTAL
                                      OPTIONS
                          OPTIONS    GRANTED TO   EXERCISE
                          GRANTED   EMPLOYEES IN   PRICE      EXPIRATION
              NAME          (#)     FISCAL YEAR   ($/SHARE)      DATE            5% ($)     10% ($)
    Michael B. Savitske   10,000        23%         $7.00   November 19, 2006    $44,020    $111,560
    William D. Grafer     10,000        23%          7.00   November 19, 2006     44,020     111,560
    David M. Baldwin       5,000        12%          7.00   November 19, 2006     22,010      55,780
    David L. Lawrence      5,000        12%          7.00   November 19, 2006     22,010      55,780
    Timothy C. Wright      5,000        12%          7.00   November 19, 2006     22,010      55,780



                                                      YEAR-END OPTION VALUE TABLE (1)
              (a)                                  (d)                            (e)
                                          NUMBER OF UNEXERCISED    VALUE OF UNEXERCISED IN-THE-MONEY
              NAME                      OPTIONS AT SEPT. 30, 1997    OPTIONS AT SEPT. 30, 1997 (2)
                                            (ALL EXERCISABLE)              (ALL EXERCISABLE)
    Michael B. Savitske                         130,000                            $4,375
    William D. Grafer                            52,000                             4,375
    David L. Lawrence                            27,500                             2,188
    David M. Baldwin                             10,000                             2,188
    Timothy C. Wright                             5,000                             2,188

  (1)    No options were exercised during the fiscal year.
  (2) The exercise price on unexercised options at September 30,1997 was in excess of the fair market value of the underlying securities on that date only for last fiscal year's grant.

                        SALARIED EMPLOYEES' RETIREMENT PLAN

      The Salaried Employees' Retirement Plan (the "Plan") is a defined benefit plan and provides for an annual lifetime pension at normal retirement age
  (the later of age 65 or five years of participation in the Plan) equal to 1.5% of the participant's total cash compensation from the Company (including any contributions made to the Employees' Stock Savings Plan from their pre-tax remuneration) for the period of covered employment occurring after October 1, 1987. The compensation elements upon which the Plan benefits are based are salary and payments of cash awards under the various incentive plans.

      The Company funds the entire cost of the Plan by periodic contributions to the Plan trust on an actuarial basis. Company contributions to the trust are not allocated to the account of any particular employee; officers participate in the Plan on the same basis as all other employees of the Company who are covered by the Plan.

      Should they continue their covered employment with the Company at their 1997 annual rate of cash compensation until attainment of normal retirement age, the annual lifetime pension at normal retirement age under the Plan would be $47,915 for Mr. Savitske; $25,994 for Mr. Baldwin; $51,583 for
  Mr. Grafer; $38,348 for Mr. Lawrence; and $18,053 for Mr. Wright.

                           SUPPLEMENTAL RETIREMENT PLANS

      The Supplemental Retirement Plan (the "SRP") provides an annual supplemental pension benefit to any participant in the Salaried Employees'
  Retirement Plan whose benefit under that plan is reduced or limited as a result of rules set forth in the Internal Revenue Code. The funding of the cost of this benefit will come from the general assets of the Company.

      Should they continue their covered employment with the Company at their 1997 annual rate of cash compensation until attainment of normal retirement age, the annual lifetime benefit at normal retirement age under the SRP would be $29,437 for Mr. Savitske; $4,973 for Mr. Baldwin; and $7,698 for Mr.
  Grafer.

      The Targeted Retirement Benefit Plan (the "Plan) provisions provide that participants' retirement benefit will not be less than 55% of final average earnings. To the extent that Company funded benefits from the Salaried
  Employees' Retirement Plan and all other sources do not achieve this target, the Plan will make up the difference. The funding of the cost of this Plan will come from the general assets of the Company. Current participants are Mr. Savitske and Mr. Grafer.

      Should they continue their covered employment with the Company at their 1997 annual rate of cash compensation until attainment of normal retirement age, the estimated annual lifetime benefit at normal retirement age under this Plan would be $46,660 for Mr. Savitske and $4,069 for Mr. Grafer.

                             NATIONAL-STANDARD COMPANY
                            RELATIVE MARKET PERFORMANCE
                 TOTAL RETURN FOR FISCAL YEARS ENDING SEPTEMBER 30




                                      [graph]







                               1993          1994           1995           1996           1997
    N-S Co.                    $278         $400            $470           $265           $259
    S&P 400                     124          126             158            181            251
    Peer Group                  124          143             142            140            209



  Assumes $100 invested October 1, 1992 in National-Standard Co. Common Stock,
  S&P 400 Midcap index and industry peer group (dividends reinvested).


                       PEER GROUP USED IN PERFORMANCE CHART

  The peer group shown in the performance chart is a subset of the "Specialty and Other Products" subgroup of the Standard and Poor's Steel and Heavy Machinery group and consists of the following companies: Birmingham Steel Corp., Carpenter Technology, Chaparral Steel Company, Commercial Metals, Keystone Construction Industries, Inc., Lukens, Inc., Quanex Corp., and Timken Company.

                     INFORMATION REGARDING OTHER TRANSACTIONS

      The Company has existing Supplemental Compensation Agreements (the "Agreements") with certain executives, including all officers of the Company (six persons including Mr. Savitske) which, following a change in control of the Company, provide for a lump sum compensation payment to the executive in the event of his termination of employment by the Company, or by such executive following a substantial change in his job responsibilities. The lump sum compensation payments for Messrs. Savitske and Grafer are equal to
  2.99 times their respective "base amounts" [as defined under Section 280G(b)(3) of the Internal Revenue Code]. The lump sum payment for the remaining covered executives, including the officers, is equal to two times the particular executive's "base amount" [as defined under Section 280G(b)(3) of the Internal Revenue Code].

      A "change in control" is defined in such Agreements as: (i) the acquisition by any person or entity (other than any Company employee benefit plan) of 30% or more of combined voting power of the Company's outstanding securities; or (ii) shareholder approval of any consolidation or merger where, following such consolidation or merger, the Company's original shareholders do not hold at least 60% of the voting securities of the surviving corporation; or (iii) during any 24-month period, the individuals (including "qualified replacements") who, at the beginning of the period, make up the Board of Directors, cease, for any reason, to constitute a majority of the Board; or (iv) shareholder approval of any sale, lease, exchange or other transfer of all, or substantially all, of the Company's assets to any entity in which the Company, or its shareholders, own less than 60% of that entity's outstanding voting securities. The Agreements extend through September 30, 2000.

                                     AUDITORS
      During 1997, the Company engaged the firm of KPMG Peat Marwick LLP as independent public accountants to render audit services, including such matters as the annual audit of financial statements for the Company and its subsidiaries. Upon the recommendation of the Audit Committee, the Board of Directors has appointed KPMG Peat Marwick LLP as independent auditors for the fiscal year ending September 30, 1998. A representative of KPMG Peat Marwick LLP will be present at the meeting with the opportunity to make a statement if appropriate and will be available to respond to questions.

       ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K

      The Company is required to file an annual report, called Form 10-K, with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended September 30, 1997 will be made available without charge to any person entitled to vote at the Annual Meeting. Written request should be directed to T. C. Wright, Office of the Corporate Secretary, National-Standard Company, 1618 Terminal Road, Niles, Michigan 49120.

                                   MISCELLANEOUS
                               COST OF SOLICITATION

      The cost of soliciting proxies from the shareholders of the Company will be borne by the Company. Proxies may be solicited by mail, personal interviews, telephone and facsimile transmission (FAX). It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies and will be reimbursed for their charges and expenses incurred in connection therewith.

      The Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey to assist in the solicitation of proxies. Corporate Investor Communications, Inc. will receive a fee of $3,000 plus out-of-pocket expenses and disbursements for its services. Certain directors, officers and regular employees of the Company may also solicit proxies without additional remuneration therefor.

                        SUBMISSION OF SHAREHOLDER PROPOSALS

      Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual meetings, consistent with rules and regulations of the Securities and Exchange Commission. To have such proposals considered for inclusion in the Proxy Statement and Proxy of the Board of Directors for the 1999 Annual Meeting, such proposals must be received by the Secretary of the Company no later than August 17, 1998.

      In addition, the Bylaws provide that in order for business to be brought before the Annual Meeting, a shareholder must deliver written notice to the Secretary of the Company not less than sixty (60) nor more than ninety (90) days prior to the date of the meeting. The notice must state the shareholder's name, address, number of shares of Common Stock held, and briefly describe the business to be brought before the meeting and any material interest of the shareholder in the proposal.

                       DIVIDEND REINVESTMENT SERVICE SHARES

      For shareholders in the Company's Dividend Reinvestment Service offered by the State Street Bank and Trust Company, Boston, Massachusetts, the Bank will vote any shares that it holds for the participant's account in accordance with the proxy returned by the participant to the Bank in respect of the shares of the Company Stock held by the Bank in such participant's account. Shares in respect of which a proxy or other written instructions are not received by the Company or the Bank will not be voted.

                     MANNER IN WHICH THE PROXIES WILL BE VOTED

      In the absence of contrary direction, the persons named in the enclosed proxy propose to vote the proxies FOR the election of each of the above nominees to the Board, FOR the approval of Proposal 2 and AGAINST the approval of Proposal 3. Management knows of no other matter which may come up for action at the meeting. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote in accordance with their judgment upon such matter. Abstentions and broker non-votes will be counted to determine if a quorum is present. Broker non-votes are not counted in determining the number of shares voted for or against any proposal. However, an abstention by any shareholder is counted as if it were a vote against any proposal.

      Shareholders who do not expect to attend in person are urged to execute and return the enclosed form of proxy. Moreover, it is important that the proxies be returned promptly. A proxy may be revoked at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy or by attending the meeting and withdrawing the proxy. A shareholder may also be represented by another person present at the meeting through executing a form of proxy designating such person to act on such shareholder's behalf.

                                   By Order of the Board of Directors,

                                   /s/ Timothy C. Wright
                                   T. C. Wright
                                   Secretary

   PROXY                  NATIONAL-STANDARD COMPANY                PROXY
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned, revoking all previous proxies, appoints MICHAEL B. SAVITSKE and DONALD F. WALTER, or either of them, proxies of the undersigned, with full power of substitution to vote all stock the undersigned is entitled to vote at the National-Standard Company Annual Meeting of Shareholders to be held on Thursday, January 22, 1998, and any adjournments thereof, (1) as specified on the matters set forth below and
   (2) in their discretion on such other matters as may properly come before the meeting.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE WITH AUTHORITY FOR THE ELECTION OF THREE DIRECTORS; FOR APPROVAL TO ALLOCATE 450,000 ADDITIONAL SHARES TO THE 1993 NATIONAL-STANDARD STOCK OPTION PLAN; AND AGAINST APPROVAL OF A SHAREHOLDER PROPOSAL TO GRANT AN OPTION TO EACH EMPLOYEE ON THE ROLLS AS OF 12/31/97 TO PURCHASE FIVE HUNDRED (500) SHARES OF COMPANY COMMON STOCK AT THE CLOSING PRICE ON THE DATE THE PROPOSAL IS APPROVED.

      Proposal 1 - WITH / /   WITHOUT / /   Authority to vote for all
                                            nominees listed below:
                                       David F. Craigmile, Ranko Cucuz,
                                            Donald F. Walter

   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided here:

      Proposal 2 - FOR / /   AGAINST / /
      Proposal 3 - FOR / /   AGAINST / /
   (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                              (CONTINUED FROM OTHER SIDE)
   ACCOUNT NUMBER                   NUMBER OF SHARES            PROXY NUMBER

        THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED WITH AUTHORITY FOR THE ELECTION OF THE THREE DIRECTORS PROPOSED, FOR PROPOSAL 2, AND AGAINST PROPOSAL 3.

   The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement.

                            Dated: _______________________________, 19 _____

                              ______________________________________________
                                     (Signature of Shareholder)
                              ______________________________________________
                                     (Signature of Shareholder)

                                         Please sign exactly as name appears
                                         hereon.  If signing as attorney,
                                         executor, administrator, trustee or
                                         guardian, please give full title of
                                         such, and if signing for a
                                         corporation, give your title.  When
                                         shares are in the names of more
                                         than one person, any one may sign.
       PLEASE DATE, SIGN, AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE.